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                                  EXHIBIT 8.1



                TAX OPINION OF MARTIN, SNOW, GRANT & NAPIER, LLP
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                           [LETTERHEAD APPEARS HERE]

March 31, 1998


Crossroads Bancshares, Inc.
1208 Washington Street
Perry, Georgia 31069

     RE:  AGREEMENT AND PLAN OF MERGER BY AND BETWEEN SNB
          BANCSHARES, INC. AND CROSSROADS BANCSHARES, INC.

Gentlemen:

     We have been requested as counsel for SNB Bancshares, Inc. ("SNB"), a business corporation organized under the laws of Georgia, to render our opinion expressed below in connection with the proposed merger (the "Merger") of Crossroads Bancshares, Inc. ("Crossroads") with and into SNB Bancshares, Inc. ("SNB"), pursuant to the terms and conditions of that certain Agreement and Plan of Merger (the "Merger Agreement") by and between SNB and Crossroads described in that certain Registration Statement on Form S-4 to be filed by SNB (the "Registration Statement"). Unless otherwise indicated, terms used herein shall have the same meaning as defined in the Registration Statement.

     In rendering our opinion, we have examined the Agreement, applicable law, regulations, rulings and decisions. Our opinion is based upon our understanding and belief that the facts set forth in the Registration Statement are true and correct, and that the representations made in the Agreement are true and correct.

     Based on and in reliance on the foregoing, and provided that the Merger is consummated in accordance with the Agreement, it is our opinion that:

          (1) The Merger of Crossroads into SNB and the issuance of shares of SNB Stock in connection therewith, as described in the Acquisition Agreement and the Merger Agreement, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.
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          (2)  No gain or loss will be recognized for Federal income tax purposes by holders of Crossroads Stock upon the exchange of such stock solely for SNB Stock as a result of the Merger.

          (3) Gain or loss will be recognized pursuant to Section 302 of the Code by holders of Crossroads Stock upon their receipt of cash in lieu of fractional shares of SNB Stock and upon their exercise of dissenters rights.

          (4) No gain or loss will be recognized by Crossroads as a result of the Merger.

          (5) The aggregate tax basis of the SNB Stock received by shareholders of Crossroads pursuant to the Merger will be the same as the aggregate tax basis of the shares of Crossroads exchanged therefor, less any portion of such tax basis allocated to shares of Crossroads Stock for which cash is received in lieu of fractional shares of SNB Stock.

          (6) The holding period of the shares of SNB Stock received by the shareholders of Crossroads will include the holding period of the shares of Crossroads Stock exchanged therefor, provided that Crossroads Stock is held as a capital asset on the date of the consummation of the Merger.

     This letter is solely for your information and use and, except to the extent that such may be referred to in the Registration Statement, it is not to be used, circulated, quoted, or referred to for any other purpose or relied upon by any other person for whatever reason without our prior written consent.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "legal matters" in the proxy statement/prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Yours very truly,

                              MARTIN, SNOW, GRANT & NAPIER, LLP


                              BY:/s/ JOHN T. McGOLDRICK
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                                    JOHN T. McGOLDRICK, JR.